Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

      In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. United Medicorp, Inc., including its wholly owned subsidiary United MoneyCorp, Inc., ("UMY") hereinafter collectively referred to as "UMC" or the "Company," intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

      "Forward-looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of UMC. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, UMC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

      UMC provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include, but are not limited to:

CUSTOMER CONCENTRATION RISK

      The percentage market mix of total revenue from continuing operations was:



                                              Nine Months               Year Ended December 31,
                                                 Ended       ---------------------------------------------
                                            Sept. 30, 2003        2002            2001            2000
                                            --------------   -------------   -------------   -------------

      Customer A............................         --%             --%             --%             29%
      Customer B............................         67              65              63              31
      Customer C............................         --              --               9              16
      Customer D............................          1               7              10               2
      Customer E............................         15              13               9              --
      Other customers.......................         17              15               9              22
                                            --------------   -------------   -------------   -------------
                                                    100%            100%            100%            100%
                                            ==============   =============   =============   =============


      A substantial portion of the Company's historical revenues and cash flows were generated through hospital billing services provided to the Washington Hospital Center ("WHC"). On May 8, 2000, the Company received official notice of termination of its last contract with WHC. Claim transmissions from this contract terminated effective June 30, 2000. Revenue from this contract rapidly ramped down through the remainder of the year. This contract accounted for approximately 0%, 0%, 0% and 29% of total consolidated revenues during the nine-month period ended September 30, 2003, and for the years ended December 31, 2002, 2001, and 2000, respectively.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      For the nine-months ended September 30, 2003, and for the previous three years, a large portion of the Company's revenues came from a contract with large hospital system in New Mexico. This contract accounted for approximately 67%, 65%, 63% and 31% of total consolidated revenues during the nine-month period ended September 30, 2003, and for the years ended December 31, 2002, 2001, and 2000, respectively. On October 22, the Company learned that its key contact with this customer had resigned to accept a position running the central business office for another healthcare system. Although UMC has an excellent working relationship with other members of the management team at this customer, it is not known at this time who will replace UMC's key contact. That person may choose to continue the existing relationship with UMC, re-bid UMC's existing contracts, or bring in another collection services vendor with whom he or she has a prior working relationship. A significant reduction in placement volume from this customer could have a material adverse financial impact on UMC. As of November 3, 2003 UMC has not been advised of any change in its contractual relationship with this customer.

      For the nine-months ended September 30, 2003 15% of the Company's revenues came from a contract with a hospital is south Texas. This contract also accounted for 13% and 9% of total consolidated revenues for the years ended December 31, 2002 and 2001, respectively. The balance of the Company's revenues came from a limited number of other customers. The Company continues to pursue new business in order to reduce customer concentration risk, but there can be no assurance that the Company will be successful in these efforts. Any failure with respect to retaining existing significant customers could have a material adverse effect on UMC.

KEY MANAGEMENT AND BOARD OF DIRECTORS

      The Company's success in general and its ability to grow its operations and increase its shareholder value is heavily dependent upon, among other things, the continued contributions of the Company's senior management and members of the Board of Directors. The loss of services of any single member of senior management or of the Board of Directors could have a material adverse effect on the Company's business.

ON-GOING MANAGEMENT INITIATIVES

      The Company faces several challenges in order to continue to develop on-going management initiatives to enhance shareholder value. These challenges include, but are not limited to: (i) developing and implementing initiatives to reduce costs and enhance efficiencies, (ii) executing service agreements with new customers, (iii) exploring and exploiting fragmented market niches, and (iv) recruiting, hiring and retaining key management employees. There can be no assurance that the Company will successfully meet these or other operating challenges. Any failure with respect to the foregoing could have a material adverse effect on UMC.

FACTORING ARRANGEMENT, PERSONAL GUARANTEES AND CREDIT AVAILABILITY

      The Company relies upon its ability to factor its invoices pursuant to its recourse factoring agreement executed on December 28, 1999. This agreement may be terminated by either party with ten days notice. This agreement is personally guaranteed by the CEO of the Company. The CEO may withdraw his personal guarantee related to future factored invoices by providing notice to the factor and to the Company. There can be no assurances that the factor agreement will not be terminated by the factor, nor can there be any assurances as to the continuing aforementioned personal guarantee. The termination of the factoring agreement and/or the withdrawal of the aforementioned personal guarantee without satisfactory replacement could have a material adverse effect on UMC.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


TECHNOLOGICAL ADVANCES

      Rapid technological change is inherent in the industry in which UMC competes. UMC's success will depend in part upon its continued ability to enhance its existing technology supporting billing, accounts receivable management and collection agency services quickly and cost-effectively to meet evolving customer needs and respond to emerging industry standards and other technological changes. There can be no assurance that UMC will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of UMC will not develop a technological advantage, or that any such technological advantage will not have a material adverse effect upon the operating results of UMC.


COMPETITION

      The business of medical insurance claims processing, accounts receivable management and collection agency services is highly competitive. UMC competes with certain national and regional electronic claims processing companies, claims collection companies, claims management companies, collection agencies, factoring and financing firms, software vendors and traditional in-house claims processing and collections departments of hospitals and other healthcare providers. Many competitors of UMC are several times larger than the Company and could, if they chose to enter the market for the Company's line of services, devote resources and capital to the market that are much greater than those which the Company currently has available or may have available in the future. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon the Company.

INDUSTRY AND MARKET CHANGES

      Potential industry and market changes that could adversely affect the billing and collection aspects of UMC include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes, (ii) new alliances between healthcare providers and reduction of central business offices, and
(iii) continued cost containment measures employed by healthcare providers as healthcare expenditures have grown as a percentage of the U.S. Gross National Product. There can be no assurance that potential industry and market changes will not have a material adverse effect on UMC.

GOVERNMENTAL INVESTIGATIVE RESOURCES AND HEALTHCARE REFORM

      The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possible fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

      In 1996, Congress enacted the Health Insurance Portability and Accountability Act ("HIPAA") of 1996, which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

      The Company must continue to take necessary steps in order to maintain compliance with the requirements of HIPAA. Any failure to maintain such compliance could have a material adverse effect on the Company. There can be no assurance that the Company will be able to maintain such compliance.

      In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. The Congress and the Clinton and Bush Administrations have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change the funding mechanisms and other aspects of both programs. In late 1995 and 1997, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes to Medicare and Medicaid programs. The Bush Administration has proposed alternate measures to manage Medicare and Medicaid expenditures. There can be no assurance that these changes will not have a material adverse effect on UMC.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


EXISTING GOVERNMENT REGULATION

      Existing government regulations can adversely affect UMC's business through, among other things, its potential to reduce the amount of reimbursement received by UMC's customers upon which UMC's billing and collection fees are based. UMC's billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.


      Submission of claims for services that were not provided as claimed, or which violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. Such actions have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as UMC and its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claim action, may be subjected to government investigation and possible criminal fines, may be sued by private payers and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Any such proceedings or investigation could have a material adverse effect on UMC.

      Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by collection agencies. Various states have also promulgated laws and regulations that govern credit collection practices.

      There can be no assurance that current or future government regulations or current or future healthcare reform measures will not have a material adverse effect on UMC.

ASCENDING LIABILITY TO UMC AS A PARENT CORPORATION FOR THE OBLIGATIONS OF ALLIED HEALTH OPTIONS ("AHO"), ITS WHOLLY OWNED SUBSIDIARY

      On August 7, 1998, UMC acquired 100% of the common stock of Allied Health Options, Inc. ("AHO"), an Alabama corporation. Effective June 30, 1999, the Company discontinued the operations of AHO. On October 14, 1999, AHO filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Texas to liquidate pursuant to Chapter 7 of Title 11 of the United States Bankruptcy Code. The filing was made primarily due to the insolvency of AHO. At October 14, 1999, the net liabilities of AHO totaled approximately $2.7 million of which approximately $1,059,000 represents unsecured intercompany loans and other forms of working capital provided by UMC. AHO's accounts were deconsolidated on October 14, 1999.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      It is the opinion of UMC's management, supported by the opinion of legal counsel, that the liabilities of AHO, including the Medicare settlement reserve, do not ascend to UMC as the sole shareholder of AHO. This opinion is based on management's assertion that it has maintained appropriate organizational and operational segregation and control in order to preserve the corporate integrity and separateness of UMC and AHO. It is management's' opinion that the corporate veil of AHO is intact and will provide adequate protection to UMC as the sole shareholder of AHO. Any failure with respect to preserving or defending the corporate veil of AHO could have a material adverse effect on UMC.
















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